EXHIBIT 10.1

SETTLEMENT AGREEMENT

     This Settlement Agreement (this “Agreement“) dated as of March 16, 2011 is entered into by and among Raser Technologies, Inc., a corporation organized under the laws of Delaware (together with its successors, the “Company“), Fletcher Asset Management, Inc. (solely for purposes of Section 10 hereof) (together with its successors, “FAM“), The Fletcher Fund, L.P. (solely for purposes of Section 2(c) and Section 10 hereof) (together with its successors, “FFLP“), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, “Fletcher“).

     WHEREAS, each of Fletcher and the Company entered into an Agreement dated as of November 13, 2008 (the “2008 Agreement”) pursuant to which Fletcher purchased from the Company and the Company issued to Fletcher shares of Common Stock (as defined below) (the “Prior Common Stock”); and

      WHEREAS, in connection with the 2008 Agreement, the Company issued to Fletcher on November 13, 2008 warrants to purchase shares of Common Stock (the “2008 Warrants”); and

     WHEREAS, each of Fletcher, the Company and Capstone Investments entered into an Amended and Restated Agreement dated as of February 3, 2010 (the “2010 Agreement”, and together with the 2008 Agreement, the “Prior Agreements”) pursuant to which Fletcher indirectly purchased from the Company and the Company indirectly issued to Fletcher shares of Series A-1 preferred stock of the Company (the “Preferred Stock”); and

     WHEREAS, in connection with the 2010 Agreement, the Company issued to Fletcher on February 3, 2010 warrants to purchase shares of Preferred Stock (the “2010 Warrants”, and together with the 2008 Warrants, the “Prior Warrants”, and together with the Prior Common Stock and the Preferred Stock, the “Prior Securities”); and

WHEREAS, FAM is the investment advisor for Fletcher; and

WHEREAS, FFLP holds the Prior Warrants as of the date hereof; and

     WHEREAS, certain disputes have arisen between the parties hereto in connection with the Prior Agreements and the Prior Warrants; and

WHEREAS, the parties mutually desire to fully and finally resolve their existing disputes.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and fully intending to be legally bound, the parties agree as follows:

     1. Issuance. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, the Company agrees:

     (a) to issue to Fletcher upon execution of this Agreement Fifty One Million Seven Hundred Thirteen Thousand Nine Hundred Forty Eight (51,713,948) shares of Common Stock (the “Total Agreement Shares”); and

     (b) to issue to FFLP upon execution of this Agreement a warrant in the form attached hereto as Annex A (the “Warrant“) evidencing rights to purchase from the Company, subject to the terms and conditions set forth in the Warrant, up to Twenty Six Million Eight Hundred Sixty Four Thousand Three Hundred Eighty Eight (26,864,388) shares of Common Stock as set forth therein.

(c) As used herein:

     (i) the term “Common Shares“ means the shares of Common Stock issuable under this Agreement or the Warrant;

     (ii) the term “Common Stock“ means the shares of common stock of the Company, par value $0.01 per share;

     (iii) the term “Investment Securities“ means the Warrant, and all Common Shares;

     (iv) the term “Business Day“ means any day on which the Common Stock may be quoted on the OTC (as defined below) or, if not quoted on the OTC, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed;

     (v) the term “Exchange Act“ means the Securities Exchange Act of 1934, as amended;

(vi)	the term “OTC“ means the OTC Bulletin Board; and

(vii)	the term “Material Adverse Effect” means any material

adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrant or Registration Statement, or (C) the Company’s ability to perform fully on a timely basis its obligations under the Agreement or the Warrant.

2.	Closing.

(a) On the date of execution of this Agreement (the “Closing Date”),

the Company shall deliver to Fletcher at the Company’s expense Ten Million Eight Hundred Eight Thousand Seven Hundred Thirty (10,808,730) shares of Common Stock,

issued in the name of and delivered to Fletcher as instructed by Fletcher; provided that from and after the Closing Date, the Company shall issue to Fletcher, subject to Section 6 hereof, additional shares of Common Stock in such amounts as shall be demanded by Fletcher in one or more written requests delivered to the Company, until the Company shall have issued to Fletcher pursuant to this paragraph 2(a), in the aggregate, the Total Agreement Shares. The shares of Common Stock to be delivered to Fletcher after the Closing Date shall be delivered to Fletcher promptly following written demand by Fletcher and in any event no later than three (3) Business Days following the date of the written demand by Fletcher.

     (b) On the Closing Date, the Company shall deliver to FFLP at the Company’s expense the duly executed Warrant, which shall be delivered as FFLP instructs.

     (c) Upon receipt of the Warrant by FFLP or its designated representative, (x) Fletcher and FFLP shall deliver or cause to be delivered to the

Company, as directed by the Company, for cancellation, the 2008 Warrants and the 2010 Warrants and (y) the 2008 Warrants and the 2010 Warrants in any event, notwithstanding (x), shall be cancelled by the Company on the books and records of the Company.

     (d) Upon receipt by Fletcher of the Common Stock to be issued on the Closing Date and the Warrant, (x) Fletcher shall deliver or cause to be delivered to the Company, as directed by the Company, for cancellation, the Preferred Stock and (y) the Preferred Stock in any event, notwithstanding (x), shall be cancelled by the Company on the books and records of the Company.

3.	[Intentionally Omitted].

4.	Representations and Warranties of the Company. The Company hereby represents and warrants to Fletcher on the Closing Date as follows and, solely with respect to those matters set forth in Section 4(a), (b), (c), (d), (e), (f), (h), (o), (p), (q), (r) and (s), on the date of delivery of any shares of Common Stock under this Agreement and on the closing of any exercise under the Warrant:

     (a) The Company has duly authorized the sale and issuance of all shares of Common Stock issuable under this Agreement and under the Warrant. The sale and issuance of all Common Shares issuable under this Agreement and under the Warrant, has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-159649) as amended or replaced (the “Registration Statement”). If on the date of issuance of any shares of Common Stock issuable under this Agreement, the Registration Statement no longer is effective, then the shares of Common Stock to be issued on such date shall be issued to Fletcher without restrictive legend pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, in exchange for the Preferred Stock.

     (b) The Company has been duly incorporated and is validly existing in good standing under the laws of Delaware.

     (c) Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Warrant (including the authorization, sale, issuance and delivery of Common Shares issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

     (d) This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; except insofar as indemnification and contribution provisions may be limited by applicable law. The issuance of the Investment Securities is not and will not be subject to any preemptive right or rights of first refusal of any Person other than Fletcher or its affiliates, that have not been properly waived or complied with.

     (e) The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, (ii) execute and deliver this Agreement and the Warrant, (iii) perform its obligations hereunder and under the Warrant (including, but not limited to, the issuance of the Common Shares issuable hereunder and under the Warrant) and (iv) carry on its business as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

     (f) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Warrant.

     (g) Neither the execution and delivery by the Company of this Agreement or the Warrant nor the performance by the Company of any of its obligations hereunder and under the Warrant:

     (i) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights, other than antidilution rights set forth on Schedule 4(hh), in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) any rule or regulation of the United States Securities and Exchange Commission (the “SEC“) or the OTC; or

     (ii) results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of the Company or any of its subsidiaries.

For the purposes of this Agreement, “Person“ means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     (h) When issued to Fletcher against payment therefor, each Common Share issuable hereunder and under the Warrant:

     (i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

     (ii) will be free and clear of any security interests, liens, claims or other encumbrances; and

     (iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

(i)	[Intentionally omitted]

(j)	There is no pending or, to the best knowledge of the Company,

threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement or the Warrant.

     (k) Since November 1, 2010, none of the Company’s filings with the United States Securities and Exchange Commission (the “SEC“) under the Securities Act or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company’s operations and cash flow contained therein (each an “SEC Filing“), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Since November 1, 2010, except as set forth in Schedule 4(k) hereof, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect, except as disclosed in the Company’s SEC Filings on or before the date immediately prior to and excluding the date hereof. Since the date of the Company’s most recent SEC Filing, including the current reports on Form 8-K filed on March 1, 2011 and on March 11, 2011, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business. The Company’s SEC Filings made before and excluding the date hereof fully disclose all material information concerning the Company and its subsidiaries, required to be disclosed pursuant to the Exchange Act.

(l) [Intentionally omitted]

     (m) Immediately prior to the Closing Date, the authorized capital stock of the Company will consist of Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. As of March 15, 2011, (i) One Hundred Six Million Two Hundred Seventy Four Thousand Four Hundred Seventy Two (106,274,472) shares of Common Stock were issued and outstanding, and Twenty Four Million Three Hundred Eighty Six Thousand Five Hundred Eighty Four (24,386,584) shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (ii) no shares of Common Stock are held in the treasury of the Company and (iii) no shares of preferred stock were issued and outstanding other than the Preferred Stock. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the date hereof, except as set forth above or in Schedule 4(m) hereof, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

(n)	[Intentionally omitted]

(o)	No Non-Public Information. The Company has not furnished to

Fletcher any material non-public information concerning the Company or its subsidiaries.

     (p) Application of Takeover Protections. Except for Section 203 of the Delaware General Corporation Law, which the Company’s board of directors has rendered inapplicable to Fletcher, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or would become applicable to Fletcher as a result of Fletcher and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company’s issuance Common Shares issuable hereunder and thereunder and the Fletcher’s ownership of the Common Shares issuable hereunder and thereunder.

     (q) Investment Company. The Company is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     (r) Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its affiliates who might be entitled to any fee or commission from the Company or any of its affiliates in connection with the transactions contemplated hereby.

     (s) Anti-dilution Provisions. Except as set forth on Schedule 4(hh), there is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of Fletcher and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company’s issuance of the Common Shares issuable hereunder and under the Warrant and Fletcher’s ownership of the Common Shares issuable hereunder and under the Warrant.

     5. Financial Condition; Effectiveness of Registration Statement Notwithstanding anything to the contrary contained in this Agreement, except to the extent contained in the Company’s SEC Filings made before and excluding the date hereof, the Company makes no representation, or warranty regarding:

(a)	the Company’s current financial condition; or

(b)	the continued effectiveness of the Registration Statement after the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2010; or

     (c) except for the representations in Section 4(m)(i), (ii) and (iii), beneficial ownership of the Company’s securities by Fletcher or its affiliates.

6. Beneficial Ownership Limitation. The Company shall not issue any Common

Shares hereunder or upon exercise of the Warrant, and Fletcher shall not have the right to receive any Common Shares hereunder and FFLP shall not have the right to receive any Common Shares under the Warrant, to the extent the number of shares of Common Shares beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act, but disregarding shares that would, but for this Section 6, be issuable hereunder or under the Warrant) by Fletcher and FFLP in the aggregate after giving effect to any such issuance would exceed nine and nine tenths percent (9.90%) of the aggregate number of shares of Common Stock outstanding (the “Maximum Number“). The Maximum Number shall automatically increase or decrease as the number of shares of Common Stock outstanding increases or decreases such that the Maximum Number shall continue to equal nine and nine tenths percent (9.90%) of the aggregate number of shares of Common Stock outstanding. Unless expressly waived in writing by Fletcher, the Company shall deliver to Fletcher on or before the tenth (10th) day of each calendar month commencing April 10, 2011 a notice (an “Outstanding Share Notice“) stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the increase (an “Increase“) or decrease (a “Decrease“), if any, in the aggregate number of shares of Common Stock from the number of shares reported on the preceding Outstanding Share Notice (or, in the case of the first Outstanding Share Notice, the number of shares of Common Stock outstanding as reported in Section 4(m)). The Maximum Number shall also be increased on the sixty-fifth (65th) day after Fletcher delivers a written notice (a “65-Day Notice“) to the Company designating a greater Maximum Number. A 65-Day Notice may be given by Fletcher at any time and from time to time on one or more occurrences. Any shares of Common Stock or other consideration (in the form of cash, securities or other assets per share of Common Stock issuable to a holder of shares of Common Stock in connection with a Fundamental Transaction (as defined in the Warrant)) that would have been issued to Fletcher under this Agreement or to FFLP upon exercise of the Warrant but for one or more of the limitations contained in this Section 6 shall be deferred and shall be delivered to Fletcher or FFLP, as the case may be, promptly and in any event no later than three (3) Business Days after the date such limitations cease to restrict the issuance of such shares (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Fletcher or FIL, as the case may be, of shares of Common Stock or any other reason).

     7. Representations and Warranties of Fletcher. Fletcher hereby represents and warrants to the Company on the Closing Date:

     (a) Fletcher has been duly incorporated and is validly existing under the laws of Bermuda.

     (b) The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

     (c) Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

     (d) As of the Closing Date Fletcher, or one or more of its affiliates, is the beneficial owner of the Preferred Stock and FFLP, or one of its affiliates, is the beneficial owner of the Prior Warrants. As of March 15, 2011, Fletcher is the beneficial owner of Six Hundred Eighty Six Thousand One Hundred Thirteen (686,113) shares of Common Stock. Other than as set forth in this Section 7(d), Fletcher and it affiliates beneficially own no other securities of the Company.

     (e) As of the Closing Date Fletcher does not maintain a short position in any of the securities issued by the Company.

	8.	[Intentionally Omitted].
	9.	Covenants of the Company. The Company covenants and agrees with Fletcher as follows:
(a) The Company will provide Fletcher with a reasonable opportunity,

which shall not be less than one (1) full Business Day, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.

     (b) The Company will make all filings required by law with respect to the transactions contemplated hereby.

     (c) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to satisfy its obligation to deliver such shares under this Agreement and the Warrant.

     (d) Unless expressly waived by Fletcher, the Company shall deliver an Outstanding Share Notice to Fletcher on or before the tenth (10th) day of any calendar month for which an Outstanding Share Notice is required to be delivered pursuant to Section 6.

     (e) The Company shall provide reasonable assistance including, but not limited to, facilitating the retitling of certificates in connection with transfers, making reasonably available appropriate officers of the Company in connection with customary due diligence calls (subject to customary non-disclosure agreements if reasonably necessary in light of the subject matter to be discussed), and similar actions.

10.	Mutual Releases.

(a) The Company, on behalf of itself, its officers, directors, employees,

attorneys, agents, representatives, predecessors, successors, parent companies, subsidiaries, and affiliates (collectively, the “Company Releasing Parties”), hereby (i) fully and irrevocably releases and forever discharges the Fletcher Releasing Parties (as defined below) from any and all complaints, claims, demands, actions, charges, allegations, causes of action, suits, liabilities, obligations, promises, contracts, agreements, damages, losses, expenses and costs (including, without limitation, actual court costs and attorneys’ fees) of whatever nature and kind, whether known or unknown, fixed or contingent, accrued or un-accrued, wherever made, filed or prosecuted, and whether or not yet asserted, that any Company Releasing Party now has or may have against any and all Fletcher Releasing

Parties including, but not limited to, any claims or potential claims arising from, out of, on account of, or in connection with any of the Prior Agreements, the Prior Securities or the Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock of Raser Technologies, Inc. (collectively the “Company Claims”) and (ii) covenants not to bring, continue, prompt, initiate, assist in, provide information for or maintain any legal proceedings of any nature whatsoever against any Fletcher Releasing Party before any court, governmental or administrative agency, arbitrator or any other tribunal or forum by reason of, or related to, any such Company Claims except for assistance or disclosure as required by law, court order or subpoena after giving Fletcher full and fair opportunity to legally contest such assistance or disclosure. Notwithstanding the foregoing or anything else to the contrary herein, nothing herein shall be construed as a release of the parties’ obligations under this Agreement or the Warrant, or any claims that may arise for breach of this Agreement or the Warrant.

     (b) Each of Fletcher, FAM and FFLP, on behalf of itself, its officers, directors, employees, attorneys, agents, representatives, predecessors, successors, parent companies, subsidiaries, and affiliates (collectively, the “Fletcher Releasing Parties”), upon receipt of the Common Stock to be issued on the Closing Date and the Warrant, (i) fully and irrevocably releases and forever discharges the Company Releasing Parties from any and all complaints, claims, demands, actions, charges, allegations, causes of action, suits, liabilities, obligations, promises, contracts, agreements, damages, losses, expenses and costs (including, without limitation, actual court costs and attorneys’ fees) of whatever nature and kind, whether known or unknown, fixed or contingent, accrued or un-accrued, wherever made, filed or prosecuted, and whether or not yet asserted, that any Fletcher Releasing Party now has or may have against any and all Company Releasing Parties including, but not limited to, any claims or potential claims arising from, out of, on account of, or in connection with any of the Prior Agreements, the Prior Securities or the Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock of Raser Technologies, Inc. (collectively the “Fletcher Claims”) and (ii) covenants not to bring, continue, prompt, initiate, assist in, provide information for or maintain any legal proceedings of any nature whatsoever against any Company Releasing Party before any court, governmental or administrative agency, arbitrator or any other tribunal or forum by reason of, or related to, any such Fletcher Claims except for assistance or disclosure as required by law, court order or subpoena after giving the Company full and fair opportunity to legally contest such assistance or disclosure. Notwithstanding the foregoing or anything else to the contrary herein, nothing herein shall be construed as a release of the parties’ obligations under this Agreement or the Warrant, or any claims that may arise for breach of this Agreement or the Warrant.

     (c) For avoidance of doubt, the parties agree that the release and covenant of the Company Releasing Parties of the Company Claims as set forth in Section 10(a) is expressly conditioned upon Fletcher’s compliance with all of the provisions of this Agreement and the Warrant and such release and covenant shall become void if Fletcher materially breaches any of the terms of this Agreement or the Warrant.

     (d) For avoidance of doubt, the parties agree that the release and covenant of the Fletcher Releasing Parties of the Fletcher Claims as set forth in Section

10(b) is expressly conditioned upon the Company’s compliance with all of the provisions of this Agreement and the Warrant and such release and covenant shall become void if the Company materially breaches any of the terms of this Agreement or the Warrant.

11.	[Intentionally Omitted].

12.	[Intentionally Omitted].

13.	[Intentionally Omitted].

14.	[Intentionally Omitted].

15.	Fees and Expenses. Each of Fletcher and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party’s counsel, except as is otherwise expressly provided in this Agreement. Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the filing of any Registration Statement.

     16. Non-Performance. In each case in accordance with the terms and conditions of this Agreement or the Warrant, as the case may be, for any reason other than the failure by Fletcher to comply with its obligations hereunder, then the Company shall (without limitation to Fletcher’s other remedies at law or in equity):

     (a) indemnify and hold Fletcher harmless against any loss, claim or damage arising from or as a result of such failure by the Company (regardless of whether any of the foregoing results from a third-party claim or otherwise); and

     (b) reimburse Fletcher for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Fletcher in connection with this Agreement, the Warrant and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

17.	Indemnification.

(a) Indemnification of Fletcher. The Company hereby agrees to indemnify Fletcher and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Fletcher Indemnified Party“) against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Fletcher Indemnified Party in investigating or defending any such proceeding or potential proceeding and regardless of whether the foregoing results from a third party claim or otherwise) (all of the foregoing, including associated costs and expenses being referred to herein as a “Proceeding“), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i) any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made;

     (ii) any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement and the Warrant;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Fletcher in connection therewith.

     (b) Indemnification of the Company. Fletcher hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i) any untrue or alleged untrue statement of a material fact included in any SEC Filing made after the date hereof with the express written consent of Fletcher therefor by Fletcher or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any Person acting on its or their behalf;

     (ii) any of the representations or warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

     (iii) any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Company in connection therewith.

(c)	Conduct of Claims.

(i) Whenever a claim for indemnification shall arise under this

Section 17, the party seeking indemnification (the “Indemnified Party“), shall notify the party from whom such indemnification is sought (the “Indemnifying Party“) in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

     (ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

     (iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

     18. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder.

	19. Notices.	All communications hereunder shall be in writing and delivered as set forth below.

	(a)	If sent to any of Fletcher, FAM or FFLP, all communications will be deemed delivered: if delivered by hand, on the day received by Fletcher, FAM or FFLP, as the case may be; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Fletcher, FAM or FFLP, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex B hereto (unless otherwise notified in writing of a substitute address).

     (b) If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Raser Technologies, Inc. 5152 North Edgewood Drive Suite 375 Provo, Utah 84604 Attention: Chief Financial Officer Telephone: 801-765-1200 Facsimile: 801-374-3314

with a copy to (which copy shall not constitute notice):

Sichenzia Ross Friedman Ference, LLP 61 Broadway 32nd. Floor New York, NY 10006 Attention: Andrew Smith Telephone: 212-930-9700 Facsimile: 212-930-9725

20.	Miscellaneous.

(a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

     (b) This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder. The Company may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Fletcher may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the Investment Securities), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws. No Person acquiring Common Stock from Fletcher pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement. This Agreement together with the Warrant constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in New York City, New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a “Related Proceeding“). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

     (d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

     (e) Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement or the Warrant and has not been paid when due (or the cash equivalent of Common Stock which the Company fails to deliver as required by the terms of this Agreement or the Warrant, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.

     (f) Each of Fletcher and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement or the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(g) Any and all remedies set forth in this Agreement and the Warrant:

(i)	shall be in addition to any and all other remedies the parties may have at law or in equity,

(ii)	shall be cumulative, and (iii) may be pursued successively or concurrently as each of

Fletcher and the Company may elect. The exercise of any remedy by any party shall not be deemed an election of remedies or preclude such party from exercising any other remedies in the future.

     (h) The Company agrees that the parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and that Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Warrant. Except as specifically provided otherwise in this Agreement and the Warrant, the Company’s obligations to indemnify and hold Fletcher harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Fletcher when and if they become due. The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

     (i) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     (j) Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

     (k) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term “include” or “including” shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     (l) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m)	Time shall be of the essence in this Agreement.

(n)	All dollar ($) amounts set forth herein and in the Warrant refer to

United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.

     (o) Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

RASER TECHNOLOGIES, INC.

By: /s/ Nicholas Goodman Name: Nicholas Goodman Title: CEO

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By: /s/ Stewart Turner Name: Stewart Turner Title: Authorized Signatory

By: /s/ Peter Zayfert Name: Peter Zayfert Title: Authorized Signatory

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

THE FLETCHER FUND, L.P., by its General Partner, FLETCHER ASSET MANAGEMENT, INC.

By: /s/ Stewart Turner Name: Stewart Turner Title: Authorized Signatory

By: /s/ Peter Zayfert Name: Peter Zayfert Title: Authorized Signatory

FLETCHER ASSET MANAGEMENT, INC.

By: /s/ Stewart Turner Name: Stewart Turner Title: Authorized Signatory

By: /s/ Peter Zayfert Name: Peter Zayfert Title: Authorized Signatory

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

- i -

SCHEDULE OF ANNEXES
ANNEX A: FORM OF WARRANT	A-1
ANNEX B: NOTICE ADDRESS	B-1

SCHEDULES
SCHEDULE 4(hh) OUTSTANDING ANTI-DILUTION RIGHTS
SCHEDULE 4(k): LITIGATION
SCHEDULE 4(m):

INDEX
Page
65-Day Notice	8
Agreement	1
Business Day	2
Common Shares	2
Common Stock	2
Company	1
Decrease	8
Exchange Act	2
FAM	1
FFLP	1
Fletcher	1
Fletcher Indemnified Party	11
Increase	8
Indemnified Party	12
Indemnifying Party	12
Investment Securities	2
Maximum Number	7
OTC	2
Outstanding Share Notice	8
Person	5
Proceeding	11
Related Proceeding	14
SEC	5
SEC Filing	5
Securities Act	3
Warrant	2

ANNEX A

FORM OF WARRANT

ANNEX B

NOTICE ADDRESS

Fletcher International, Ltd. c/o Appleby Services (Bermuda) Ltd. Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX

Bermuda

Attention: Desirae Jones, Corporate Administrator Telephone: +1 441 295 2244 (Main)

with copies to (which copies shall not constitute notice):

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Attention: Peter Zayfert
Telephone: 212-284-4801

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Leif King
Telephone: 650-470-4662
Facsimile: 888-329-8274

SCHEDULE 4(hh)

Outstanding Anti-dilution Rights

Vested and unvested warrants granted to Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to a Commitment Letter between the Company and Merrill Lynch. Subject to vesting, these warrants give Merrill Lynch the right to purchase up to an aggregate of 3,700,000 shares of the Company’s common stock at current exercise prices ranging from $14.21 to $18.30 per share, subject to further adjustment pursuant to the anti-dilution provisions of such warrants.

SCHEDULE 4(k)

Fletcher threatened litigation in connection with the Company’s disposition of its transportation and industrial segment to VIA Motors, Inc.

Fletcher threatened litigation in connection with the financing arrangements for the Company’s Lightning Dock project.

Pratt Whitney Power Systems threatened litigation in connection with its recovery of costs of approximately $4 million in connection with the Company’s Thermo No. 1 project.

SCHEDULE 4(m)

The transfer of Interests in a subsidiary of the Company in connection with the Company’s Lightning Dock project, as disclosed in the current report on Form 8-K filed with the SEC on October 5, 2010.